LEGAL OPINION
                                    EXHIBIT 5

                               The Law Offices of
                         Hamilton, Lehrer & Dargan, P.A.
                      555 South Federal Highway, Suite 270
                           Boca Raton, Florida  33432
                                 (561) 416-8956
                            -------------------------
                           Facsimile:  (561) 416-2855

December,  19,  2000

Board  of  Directors
C/o  Duane  Bennett
Xenicent,  Inc.
10712  Old  Wayside  Road
Charlotte,  North  Carolina  28277

Re:     Shares  to  be  Registered  on  Form  SB-2  (the  "Shares")

Dear  Mr.  Bennett:

We have acted as counsel for Xenicent, Inc., a North Carolina corporation (the "Company"), and certain of its shareholders (the "Selling Shareholders") in connection with the registration of 832,000 shares of common stock of the Company described in the prospectus of the Company in File Number 333-52472, dated December 15, 2000 (the "Prospectus"), contained in the Registration Statement on Form SB-2 of the Company.

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following:

(a)     Articles  of  Incorporation  of  the  Company,  as  amended  to  date;
(b)     By-laws  of  the  Company,  as  amended  to  date;
(c) Certificates from the Secretary of State of the State of North Carolina, dated as of a recent date, stating that the Company is duly incorporated and in good standing in the State of North Carolina;
(d)     Share  Certificates  of  the  Company;
(e)     The  Registration  Statement  and  all  exhibits  thereto;  and
(f) Questionnaires completed and signed by all officers and directors of the Company.

In addition to the foregoing, we have also relied as to matters of fact upon the representations made by the Company and their representatives and upon representations made by the Selling Shareholders. In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or as photostatic copies.

Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of North Carolina, jurisdiction of its incorporation, and has full corporate power and authority to own its properties and conduct business as described in the Registration Statement.

The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, with a par value of $.001 per share, of which there are outstanding 8,832,000 shares (including the Shares), and 5,000,000 shares of Preferred Stock, with a par value of $.001 per share, of which none are outstanding. Proper corporate proceedings have been taken validly to authorize such authorized capital stock and all the outstanding shares of such capital stock (including the Shares), when delivered in the manner and/or on the terms described in the Registration Statement (after it is declared effective), will be duly and validly issued, fully paid and non-assessable. The shareholders of the Company have no preemptive rights with respect to the Common Stock of the Company.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, or the general rules and regulations thereunder.

Very  truly  yours,



/s/  Brenda  Lee  Hamilton
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Brenda  Lee  Hamilton,  Esq.
For  the  Firm